Exhibit 99.1

News Release

General Inquiries: (877) 847-0008 www.sanchezpp.com

Sanchez Production Partners: Patricio D. Sanchez to Serve as President of the General Partner

HOUSTON—(GLOBE NEWSWIRE)—March 28, 2017—Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported that the board of directors of the general partner of SPP has elected Patricio D. Sanchez as President and Chief Operating Officer of the general partner.

Mr. Sanchez is a member of the board of directors of the general partner of SPP and was elected Chief Operating Officer of the general partner in May 2015. Mr. Sanchez has served as Co-President of Sanchez Oil & Gas Corporation, a manager of oil and natural gas properties on behalf of its related companies, since June 2014 and prior to that from April 2010 to June 2014 as Executive Vice President. Mr. Sanchez has served as an Executive Vice President of Sanchez Energy Corporation (NYSE:SN) (“Sanchez Energy”) since November 2016. Mr. Sanchez has also been the managing member of Santerra Holdings, LLC, an oil and gas exploration and production company, since February 2012.

“Pat has been instrumental in the development and implementation of the Partnership’s midstream strategy,” said Gerry Willinger, Chief Executive Officer of the general partner of SPP. “Among his accomplishments, Pat played a key role in the financing of the Partnership’s October 2015 acquisition of the Western Catarina Midstream system, a transaction that allowed us to initiate distributions beginning in the fourth quarter 2015. I look forward to continuing to work with Pat as we work to realize value from our midstream assets, which are strategically located in South Texas and well-positioned to accommodate the growth plans of Sanchez Energy.”

ABOUT THE PARTNERSHIP

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America. The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit, Webb and La Salle Counties, Texas. The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas. The Partnership previously announced and continues to explore the possible divestiture of its remaining assets and operations in Oklahoma and Kansas.

ADDITIONAL INFORMATION

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009